Exhibit 10.6

Amendment to Award Agreement

This Amendment is dated as of June 26, 2009 and amends the Award Agreement dated August 3, 2007 between Richard A. Gephardt and Embarq Corporation (“Embarq”).  In connection with the proposed merger between Embarq, CenturyTel, Inc., a Louisiana Corporation (“CenturyTel”) and Cajun Acquisition Company, a Delaware Corporation and wholly owned subsidiary of CenturyTel (the “Merger”), Embarq, CenturyTel and you agree that your Award Agreement is hereby amended as follows:

1.	The Settlement Date shall be modified to be April 30, 2010.

2.
For purposes of the Section 2 of the Award Agreement: (a) Mr. Gephardt will not be deemed to have had a Separation from Service from the Board of Directors of the Company upon completion of the Merger provided that following the Merger, he serves on the Board of Directors of CenturyTel; and (b) the completion of the Merger shall not be considered a “Change in Control” that accelerates settlement of the RSU Award.  Following the completion of the Merger, provisions of Section 2 relating to Separation from Service shall refer to Separation from Service from the Board of Directors of CenturyTel.

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Amendment.

EMBARQ CORPORATION

By: /s/ Claudia S. Toussaint
Name: Claudia S. Toussaint
Title: General Counsel & Corporate Secretary

Accepted and Agreed to:

/s/    Richard A. Gephardt
         Richard A. Gephardt